Exhibit 99.1

Alfa Corporation

Second Quarter 2005

Conference Call

Wednesday, July 20, 2005

9:30 A.M. Central Time

This is a recording for Corporate Communications, confirmation number 3164970. The call is scheduled for 9:30 a.m. Central Time on July 20, 2005.

Please stand by, we’re about to begin. Good day and welcome to the Alfa Corporation Conference Call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to the Executive Vice President of Operations, Mr. Lee Ellis. Please go ahead sir.

Lee Ellis: Thank you. Good morning. I’d like to welcome you and thank you for participating in our second quarter conference call. With me today is Steve Rutledge, Chief Financial Officer and Ralph Forsythe, our Assistant CFO. Before we begin, I would like Ralph to read our Safe Harbor Statement.

Ralph Forsythe: Good morning. Investors are cautioned that statements during this conference call which relate to the future, are by their nature uncertain and dependent upon numerous contingencies, including political, economic, regulatory, climactic, competitive, legal and technological. Any of which could cause the actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission. Alfa uses non-GAAP financial measures of operating income, operating income per share, mortality and lapse ratio, and persistency in evaluating Company performance. These measures may be discussed during this conference call. Our definitions of these measures can be found in the “Invest in Alfa” section of our website, under the live webcast link located at www.alfains.com.

At this time, I’d like to turn it back over to you, Lee.

Lee Ellis: Thank you, Ralph. As you can see from our press release, we had another outstanding quarter. This quarter’s performance was driven by strong results in our P&C units and steady performance from our life operations. Operating income was $27.3 million, or $0.34 per share, representing a 42% increase over our second quarter 2004 results. A continuing strong core loss ratio, the addition of Virginia Mutual and Vision operating units into our pool and lower than anticipated mortality were the primary drivers behind these results. We are very proud of our performance in the second quarter as it is the first quarter in our history where we have produced three consecutive months of double digit earnings. On a year-to-date basis through June 2005, we have had excellent results with operating income increasing to $48 million or $0.60 per share, representing a 10% increase over the year-to-date results in 2004.

Our P&C units grew written premium by 16% from second quarter 2004 and 20% year-to-date. We continue to have steady growth in our core book with net written premium up 5% over the prior year. The inclusion of Vision and Virginia Mutual business units in 2005 make up the remainder of the growth. We had excellent underwriting margins achieving a loss ratio of 55%, which is consistent with our non-storm related loss ratio in the prior year. Our combined ratio of 83% for the quarter is a 7% improvement over the second quarter of last year, which had significant storm related losses. Let me remind the group that we reached our CAT plan limits in the first quarter of 2005.

Operating income in our life operations grew 41% over the same quarter last year as a result of steady premium growth and a favorable mortality ratio. Mortality in the quarter was 85% compared to 116% for the same quarter last year. Our life business is experiencing mixed results in new business growth. Our traditional life products performed very well during the quarter with a 14% growth rate, while our UL products grew only 7% and our ISP product actually decreased by 30% following a 98% increase in 2004. Our finance company is continuing to grow its portfolio as well as its yields. Our portfolio grew 10% in the second quarter and year-to-date loan yields are up 86 basis points. Our lease portfolio has been reduced by 41% from the same time last year as we continue to prepare for the sale of OFC. Overall results in the finance operations were only slightly above break even due to the continuing legal expense, a slight credit loss provisions within OFC and shrinking margins in the finance company.

As you know, the Gulf Coast was hit by Hurricane Dennis on July 9th. Even though we have already reached our CAT plan limit and there will be no effect on the earnings of Alfa Corporation, I thought you would appreciate getting an update on the storm. Our current group estimate of claims is in the range of $16 to $24 million to the group. This is considerably lower than our initial expectations, as the storm path and intensity was favorable to our book of business. After Hurricane Ivan, we took a hard look at what we could do to better service our customers. We developed a catastrophe readiness program that utilizes technology to track and automate claims processing. We have a coordinated customer response team that ensures claims adjusters are dispatched to the most critical sites first and improved customer communication and response activities to handle our claims with greater speed and effectiveness than ever before. When Hurricane Dennis made landfall, we were approximately halfway finished implementing this program. However, as a direct result of the changes we had made, we were able to handle our claims much quicker and more efficiently than ever before. I am very proud of these efforts as they continue to stress that our utmost goal at Alfa is to serve our customers in their greatest times of need, quickly and fairly. I will now turn the call over to Steve to go into more detail.

Steve Rutledge: Thank you, Lee, and good morning everyone. Before I get started, I’d like to point out that we’ve created a new investor supplement that has additional information on some of our new ventures, as well as a new look at some of our core businesses. This can be accessed by going to our web address, www.alfains.com and clicking on the “Invest in Alfa” section.

As Lee pointed out, we had a very strong quarter. Our total premium income and policy charges for the second quarter were up 12.7% over the second quarter of 2004. This is the highest growth rate that we’ve experienced over the five years that I’ve been the CFO. The primary driver of this increase, growth rate, is the addition of Alfa Virginia Mutual’s quota share to the Alfa Group pooling agreement, the purchase of Vision Insurance Group Managing General Agency and the subsequent formation of Alfa Vision Insurance Corporation.

Looking at our results by product line, we will first look at our property and casualty operations. Our growth rate for property and casualty written and earned premium in the second quarter were 16.1% and 14.5% respectfully. This is higher than we experienced in the first quarter of this year when we reported written and earned premium increases of 12.2 and 11.9. Growth rates between auto written and homeowner written converged this quarter, and we only saw a difference of about one percentage point between these two lines. With the exception of first quarter of this year, over the last several quarters, homeowner has had a mid-teen written growth rate while auto has experienced mid-single digit growth. This quarter homeowner written premium had an increase of 16.9% and auto has an increase of 15.8%. We have had some impact from previous rate increases on these growth rates, but very little rate activity on our larger states impacting larger or bigger books of business. We did have a homeowner rate increase in both Georgia and Mississippi of approximately 9.5%. Mississippi was effective in February of 2005, and Georgia was effective in May of 2005.

We have also benefited this year from a 3.6% auto rate change in Georgia in May of 2004. In the quarter, Alfa Virginia Mutual added $5.5 million of earned premium and Alfa Vision Insurance Corporation added $5.2 million to earned premium. Adjusting out the impact of these two new entities, our earned premium growth rate for our core business was 5.8%.

We had an outstanding overall loss ratio of 55.3% for the quarter. This compared favorably to the Non-CAT loss ratio we had in the second quarter of 2004 of 55.7. In the second quarter of 2004, however, we did have an additional 7.5 loss ratio points related to the storm activity in that quarter. This brought our total loss ratio in the second quarter of 2004 to 63.2. As you may recall, we hit the lower bracket on our catastrophe sharing plan in the first quarter of this year. This translated into no storm impact in the second quarter. So for a more apple-to-apples comparison, we can look at the year-to-date figures. In the year-to-date figures, we have a full catastrophe load for 2004 and a full catastrophe load for 2005. When comparing these year-to-date numbers you will see that we have had very similar overall loss ratios for both years, including storm losses 60.3 year-to-date 2005 versus 60.2 year-to-date 2004.

Our loss adjustment expense was 4.2%. This is ticked up slightly because of the fee Alfa Vision pays the MGA for claims work. The fee is based on written premium and Vision’s earned premium which is currently substantially lower, is used in the denominator for this calculation. Our expense ratio came in at 23.4%. This was slightly better than the expense ratio reported last quarter of 24.1. We have seen a significant increase in the amortization of deferred acquisition cost. Again, this is the result of the addition of both Alfa Vision and Alfa Virginia Mutual. However, these two additions are also having a positive impact on our premium growth, and this is why you haven’t seen an up-tick in the expense ratio as a result of this higher amortization expense.

We had a very good GAAP combined ratio of 82.9. Again, this quarter had no storm impact. For the year, our combined ratio of 87.9 is very similar to the combined ratio of 87.1 last year. Our life company net operating income was up 41.2% for the quarter. This growth rate was a result of a 6.1% increase in premium and policy charges, an 8.2% increase in investment income, coupled with a small decrease in benefits, losses and expenses. The decrease in expenses being primarily driven by a decrease in the mortality ratio, which was 85% for the quarter versus 116% for the same quarter last year.

Moving over to our non-insurance operations, these consist of our consumer finance, commercial lease operation, our recently acquired managing general agency and our investment in MidCountry Financial. I will start with Alfa Financial, our consumer finance operation. For the quarter, Alfa Financial Corporation had $524,000 in net income versus $477,000 for the second quarter of 2004. Alfa Financial continues to see good growth in its portfolio. New loans have increased 20% year-to-date with an average new loan yield of 7.65% and a portfolio yield of 7.16%. The results for MidCountry were off for the quarter. We’ve recognized $84,000 in net income this quarter versus $172,000 for the same quarter in 2004. MidCountry did not have a good June with some credit related issues and some one time expenses. OFC Financial had a loss of $545,000 this quarter compared to a profit of $254,000 in the second quarter of 2004. We again strengthened reserves and had $150,000 more in legal fees in the second quarter of this year versus 2004. Our MGA was about break-even for the quarter. Combining all these areas, we were basically break-even in our non-insurance operation versus a gain of $903,000 in the second quarter of 2004.

We have received Hart-Scott-Rodino approval from the Federal Trade Commission on our OFC divestiture and are still awaiting an approval from the Office of Thrift Supervision. Our book value has increased approximately $40.5 million year-to-date. We have repurchased 219,000 shares of stock during the quarter at an average price of $13.51. Since 1989, we’ve completed two $4 million buy back authorizations by our board. We still have 3.7 million shares remaining on our third $4 million authorization, which our board approved in 2001. Lee that concludes my comments and I’ll turn the call back over to you.

Lee Ellis: Thank you very much, Steve. I’d now like to open the floor for questions.

Thank you gentlemen. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. We’ll proceed in the order that you signal us and will take as many questions as time permits. Once again, please press star one on your touch-tone phone to ask a question. Again, ladies and gentlemen, that’s star one for questions. Our first question will come from Ron Bobman of Capital Returns.

Ron Bobman: Hi. Thanks for taking my question and congratulations on a real good quarter.

Lee Ellis: Thank you.

Ron Bobman: I had a quick question. Could you provide some color on Vision’s performance, basically sort of provide some insight maybe on the competitive arena in their segment, rates and sort of degree of underwriting discipline that you may be seeing the competitive arena? Thanks a lot.

Lee Ellis: I’ll add a little, few comments and Steve may want to add. Basically, when we first started writing business at Vision at the first of this year, we had filed “me two” rates meaning that they were using the same rates that were already filed in the states during the time we were getting approved. As you know, the markets got very competitive and our competition lowered rates so we’ve gotten off to a little slower start than we anticipated. Since then, in the states where we have been successful in lowering our rates, we are getting very, very nice growth and we think it’s gonna start picking up more dramatically in the third and fourth quarters.

Ron Bobman: What order of magnitude did you see rate decreases and in what order of magnitude did you lower your rates in those markets where you were able to do so?

Steve Rutledge: I don’t know if we have that, that much detail right here in front of us as far as the rate decreases, but you know, in our larger markets, we have taken some rate increase, I mean rate decrease, but we’re not, we’re not gonna, you know this is a new entity for us and we’re not gonna aggressively drop rates just to gain market share. Keep in mind that we’re in nine states in Vision and you know, to get, to get kinda $5 to $10 million of premium in each of those states, add another $100 million to our overall premiums, so we don’t have to be extremely aggressive to hit some of the internal targets we have. We’ve got a seasoned management team up there and as Lee pointed out, the rate decreases we’ve taken have had a positive impact with, I believe May being the first month that we’ve had more new business this year compared to the prior year. So, we are in the transitional phase, but I think we’re gonna err on the side of profitably versus top line growth.

Ron Bobman: Well, we hope so for sure.

Lee Ellis: Now we’ve got the..

Rob Bobman: Alright thanks a lot.

Lee Ellis: We’ve got that information, but we just don’t have it readily available and we’ll be glad to get it for you.

Rob Bobman: Okay. Thanks again.

Our next question will come from David Lewis of Suntrust.

David Lewis: Good morning. Thank you.

Lee Ellis: Morning David.

Steve Rutledge: Morning.

David Lewis: Ah couple questions. Can you help me get a better handle on what the OFC total losses were in the second quarter and six months, and you know, assuming we have this sale completed by the end of the third quarter, I’d assume those losses would obviously go away. So just maybe you can give me a little help with that.

Steve Rutledge: Okay. Let me pull something up here, David.

David Lewis: And while you’re doing that, I’ll let Lee think about a little more discussion on kinda the pricing outlook. I think I had read that State Farm was cutting auto rates in Georgia by 3.8%.

Lee Ellis: Yeah, State Farm actually lowered rates, or raised rates, excuse me, lowered rates 3.7% in Georgia, so you’re right on there. In Alabama, they had taken a 4% decrease that we discussed in January. Since then there’s been very, very little rate activity. Progressive took a slight 3.1% increase and Safeco a 3.6% increase, so that’s showing some hardening of the market. But other than that, there has not been a whole lot of activity in Alabama in the automobile sector. In Mississippi, Farm Bureau did take a 3.6% increase, I mean decrease. I don’t like to say the word decrease unfortunately, but I’m having to. Prior to that, there’d been a pretty flat market in Mississippi as well, but our agents in Mississippi are not having the competitive challenges that we’re having in Alabama. Alabama as you know is getting more competitive for the automobile product and we’re having to work hard.

David Lewis: And on the homeowners it’s holding fairly steady, low single digits?

Lee Ellis: In the homeowner, in Georgia you’ve seen, our last increase is 9.2% in ‘05 and prior to that there’s not been a whole lot of rate activity that we have information on in Georgia, but it’s all slight increases what we do have. In Mississippi, your Farm Bureau did take a nice 3.5% decrease, but State Farm took a 4.5% increase. So it’s kinda mixed there and in Alabama, you’re seeing some slight increases to no changes. Farmers took a slight increase. Basically, State Farm took a very, very less than 1% decrease and Allstate took a 4.6% increase.

David Lewis: That’s all.

Steve Rutledge: David, on your OFC question, we had credit losses in the first quarter of this year of about $750,000 and this quarter right at $500,000, so we’re at about $1.2 to $1.3 million this year. Keep in mind in ‘04, we had $7.5 million of credit losses that occurred primarily in the last two quarters. The last two quarters were roughly $6.5 to the $7.5 million. We also are experiencing some additional legal fees that are running probably between $100,000 and $150,000 a quarter more than we had when they were operating without some of the issues. I’ll tell you on NorVergence, we are you know we have pretty much fully reserved that so NorVergence really is not an issue from an income statement standpoint. We have had some negotiations with some of the attorney generals in these states where we have leases outstanding on NorVergence and there are some settlement discussions, you know. You know we don’t really know yet whether that’s gonna be 10 cents on the dollar or 50 cents on the dollar, but you know, that’s probably a reasonable range. I know it’s a wide range and so you know we feel pretty good about our reserve and our position on NorVergence. We’ll be, we’re actually bringing somebody in to help us with this whole issue as we divest of this and make sure we feel real good once we have the final closure of OFC, that what we have remaining on our books is very adequately reserved so that we can quit having to talk about this thing.

David Lewis: And you’ve already assumed some settlement figures in your reserves correct?

Steve Rutledge: No.

David Lewis: No?

Steve Rutledge: No.

Lee Ellis: That would be, that’d be icing on the cake.

Steve Rutledge: Yeah. That, it..they’re so preliminary, David, we really just got the first information on it this week about any indication of how those settlements are coming along and the kind of range that they’re talking about, so it was, you know for the quarter it was just too preliminary to you know, to, to have an estimate.

David Lewis: Okay and ah just finally can you and I’ve got other questions, I’ll come back. But ah, Lee, can you maybe talk about acquisition activity? I know you’re always looking at things. Anything further to report?

Lee Ellis: Nothing further to report at this time. Although our acquisition team is always trying to get me to go to lunch with them pretty regular so.

David Lewis: That’s good. Alright, I’ll come back with some other questions. Thank you.

Once again, ladies and gentlemen, if you have a question or comment at this time, please press star one. Our next question comes from Robert Green of Sandler, O’Neill.

Robert Green: Good morning. I had a couple of questions just regarding Alfa Vision and Virginia Mutual. It looks like sequentially, Alfa Vision was up about I don’t know, $5 million in the quarter? How, how big do you expect that to get and I mean can we look at like some growth going into the third quarter?

Steve Rutledge: How big ah, you talking about earned premium?

Robert Green: Yeah.

Steve Rutledge: For 2005?

Robert Green: Um hum.

Steve Rutledge: I would say you know based on where we are now that we’re probably talking earned premium in the $30 to $40 million range.

Robert Green: Okay.

Steve Rutledge: For the year. You know written would obviously be ahead of that. There’s just you know your transition period on written and earned, but that’s what we’re anticipating at the moment.

Robert Green: Okay and then secondly, obviously the P&C combined ratio was great in the quarter and it looks like your underwriting margin was about 17%. Is that gonna be sustainable throughout 2005?

Steve Rutledge: You know, that’s a touch number to obviously to project or say we’ll sustain.

Robert Green: Um hum.

Steve Rutledge: You know, I don’t think we’re really seeing a lot that we’d ah, you know, that, that we, we didn’t feel like changing that we would ah, you know see that, drive that up a lot. We are you know still talking about rolling out our new technology in the fourth quarter, so again, we’ve talked about it a long time, but that will have an impact on our expense ratio.

Robert Green: Um hum.

Steve Rutledge: So we’ll have to really work to, to, you know maintain that 24, 23, 24, 25% expense ratio that’s been pretty steady here for quite a few quarters. You know sometimes you know your guess is good as ours on that loss ratio. They bounce around a little bit, but we don’t see anything dramatic, Robert, that’s just sitting out there that we could point to that would say that would change.

Robert Green: Okay. Great. I just have one follow-up just regarding the increase in the DAC expense. Could you strip out the DAC expense that was attributed to Alfa Vision and Virginia Mutual?

Steve Rutledge: I think I have that, let’s see. For the quarter, the DAC on Vision was around a million.

Robert Green: Um hum.

Steve Rutledge: And the DAC on, on Virginia Mutual was about three million.

Robert Green: Okay. Great. Thanks, it’s ah..

Steve Rutledge: Alright.

Robert Green: Thank you very much.

Once again, ladies and gentlemen, if you have a question or a comment at this time, that’s star one for questions. And we’ll go to our follow-up with David Lewis with Suntrust.

David Lewis: Thanks, ah, Steve, you talked about the life insurance mortality, I know it bounced on the negative side for you last year. Did you make any material changes on pricing or underwriting that’s caused anything or is that just ah quarterly fluctuations that we see from time to time?

Lee Ellis: I think it’s quarterly fluctuations. The predicting the life insurance from quarter to quarter is you know, that’s like throwing dice. We just know what the average is gonna be and what we’re shooting for and so far this year it’s been good. Like last year, it was pretty consistently bad all last year.

David Lewis: Right and ah the non-insurance segments, investment income was down. Does that reflect some shift in capital or the mid-company or the MidCountry investment over the year-to-year periods?

Steve Rutledge: The non-insurance invest..what..which line are you talking about David?

David Lewis: I’m just looking at the non-insurance page that you have in the supplement.

Steve Rutledge: Okay. Um, yeah, that’s, that’s again primarily the ah, the ah credit losses and the legal fees at OFC and the drop-off in MidCountry from ah, on the quarter, roughly a $100,000 drop-off in MidCountry last year, from last year to this year.

David Lewis: Okay. And ah, as we kinda look out to 2006, I know this is always hard to look out that far, much less a second half, but if you don’t do any additional acquisitions and given the moderating pricing environments, shouldn’t we assume something probably in the mid, kinda premium growth range or do you think Vision and Virginia Mutual will help to offset that as we move into next year as well?

Steve Rutledge: I think Vision, there’s really two different, you know, they’re two different companies. Virginia Mutual is a mature, you know, they’ve been in business since I think 1936, David, so, we don’t see, you know, other than the kick this year and they’re doing some things to obviously grow their top line. But you’re getting, the big bang from Virginia Mutual this year as far as top line growth. Vision, I think starting out of the block a little slower than we anticipated. We’ll get a lot more kick from them next year. I don’t know if I’ve sat down actually and done the calculation to see you know what the growth rate will drop back from. Obviously, this year will be much higher than we anticipate next year. But we do think Vision will still have a significant impact on, on growth next year, you know especially as they look themselves internally, but also on our overall top line. Virginia Mutual would be more of a steady grower like, like you’ve seen from the core businesses here at Alfa.

David Lewis: Okay, that’s helpful. And on the expense ratio, I know you’ve kinda anticipated something closer to 25 plus range once the IT expenses come through. Are you now thinking you might be able to hold that below 25?

Steve Rutledge: I would still say that’s probably you know, toward 25 would be more accurate than what we’ve been showing so far.

Lee Ellis: I’m expecting the…

Steve Rutledge: Once you start amortizing the technology.

Lee Ellis: He doesn’t want me to talk, David. I’m expecting them to figure out how to keep it below 25.

David Lewis: I understand. But, does that mean it’s more of a fourth quarter event than a third quarter, because you said more of the costs are gonna start in the fourth quarter?

Steve Rutledge: Yeah, it’s gonna be fourth quarter more. I think the, the date to roll out Exceed is the fourth, is a fourth, is an October date so it’ll be a fourth quarter event.

David Lewis: Okay and as we kinda look at the loss ratio, you’ve had, actually had pretty good experience excluding storms. I just personally don’t see how that improves a whole lot on a, you know, as we kinda look out to ‘06 versus ‘05 without some rate improvement. Any thought you want to share there?

Steve Rutledge: We agree with you I think.

David Lewis: Okay. And ah just finally a number thing, homeowners and auto loss ratios in the second quarter versus a year ago?

Steve Rutledge: Ah, I did not bring those with me today, David. Let me get those for you.

David Lewis: Okay, that’s fine.

Steve Rutledge: Alright.

David Lewis: Thank you and congratulations on a good quarter.

Steve Rutledge: Alright. Thank you.

And gentlemen, with no further questions, I’d like to turn the call back over to you.

Lee Ellis: I just have a couple of preliminary comments on the rate question in Vision. We took a 12% rate deduction in February in the state of Texas. That’s not had a lot of response. The competition there is extremely tough and we’re analyzing that currently. In April, we took a 7% decrease in Arkansas, having excellent results from that, really growing very nicely. 6% in Kentucky in July, which is too earlier to know the real significance of, and a 5% reduction in Virginia. So, that gives you a little feel for the kind of rate activity that we’ve taken there and we’re analyzing all those as we go month to month. Real excited about Vision still, real excited about their opportunities at Virginia Mutual and selling through independent agents to a preferred book of business there, and we do appreciate all of y’all being on the call today and appreciate your questions. Thank y’all.

And ladies and gentlemen, this concludes today’s teleconference. You may now disconnect and have a great day.